Exhibit 8.1 HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
FILE NO: 66013.2
June 22, 2005

Deerfield Triarc Capital Corp.

8700 West Bryn Mawr Avenue, 12th Floor

Chicago, Illinois 60631

Deerfield Triarc Capital Corp.

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to Deerfield Triarc Capital Corp., a Maryland corporation (the “Company”), in connection with the preparation of a Form S-11 registration statement (File No. 333-123762), filed with the Securities and Exchange Commission on April 1, 2005, as amended through the date hereof (the “Registration Statement”), with respect to the offer and sale (the “Offering”) of up to 28,750,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”). You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

The Company owns primarily real estate-related securities, other asset backed securities, bank loans, and leveraged finance investments, including corporate mezzanine loans, high yield corporate bonds, distressed and stressed debt securities and private equity investments. The Company also owns other types of investments, either directly or through Deerfield Triarc TRS Holdings, Inc., a Delaware corporation (“TRS Holdings”).

In giving this opinion letter, we have examined the following:

1.	the Company’s Articles of Amendment and Restatement;

Deerfield Triarc Capital Corp.

June 22, 2005

2.          the Company’s Bylaws;

3.          the Registration Statement and the prospectus (the “Prospectus”) contained as a part of the Registration Statement;

4.          the TRS elections for TRS Holdings and Market Square CLO Ltd. (“Market Square”); and

5.          such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.          each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.          during its taxable year ending December 31, 2005, and future taxable years, the Company will operate in a manner that will make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

3.          the Company will not make any amendments to its organizational documents or the organizational documents of TRS Holdings or Market Square after the date of this opinion that would have the effect of altering the facts upon which the opinions set forth below are based; and

4.          no action will be taken by the Company, TRS Holdings, or Market Square after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. After reasonable inquiry, we are not aware of any facts that are inconsistent with the representations in the Officer’s Certificate. Furthermore, where the factual representations in the Officer’s Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable regulations and published administrative interpretations thereof.

Deerfield Triarc Capital Corp.

June 22, 2005

Based on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate and the discussion in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” (which is incorporated herein by reference), we are of the opinion that:

(a)        provided the Company makes a timely election to be taxed as a REIT on its federal income tax return for the taxable year ended December 31, 2004, the Company will qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable year ended December 31, 2004, and the Company’s organization and current and proposed method of operation (as described in the Prospectus and in the Officer’s Certificate) will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2005 and thereafter; and

(b)        the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” are correct in all material respects and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Common Stock.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise

Deerfield Triarc Capital Corp.

June 22, 2005

reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Federal Income Tax Consequences of Our Status as a REIT” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commissions.

Very truly yours,

/s/ Hunton & Williams LLP